Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated August 23, 2019 relating to the financial statements and the financial statement schedule of Parker-Hannifin Corporation and subsidiaries (the “Company”) the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Parker-Hannifin Corporation for the year ended June 30, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Cleveland, Ohio

February 6, 2020